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                   TOP AIR MANUFACTURING, INC. AND SUBSIDIARY

          EXHIBIT 11 - COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE


                                           Three Months Ended           Nine Months Ended
                                           February 28,                    February 28,
                                         1999            1998          1999             1998
                                         ----            ----          ----             ----
Basic:

 Common shares outstanding at
   the beginning of the period        4,968,957       5,086,456       5,083,456      5,135,548

 Weighted average of common
   shares issued (retired) during
   the period                                --          (2,866)        (63,779)       (46,550)
                                     ----------      ----------      ----------     ----------

 Weighted average common
   shares outstanding                 4,968,957       5,083,590       5,019,677      5,088,998
                                     ==========      ==========      ==========     ==========

 Net Income (loss)                   $  (80,456)     $  316,179      $ (458,601)    $  383,394
                                     ==========      ==========      ==========     ==========

 Net Income (loss) per
   common share                      $     (.02)     $      .06      $     (.09)    $      .08
                                     ==========      ==========      ==========     ==========


Fully Diluted:

  Weighted average common
    shares outstanding                4,968,957       5,083,590       5,019,677      5,088,998


  Net effect of dilutive securities
    employee stock options #                 --         178,238              --        161,713
                                     ----------      ----------      ----------    -----------

  Weighted average common and
    common equivalent shares          4,968,957       5,261,828       5,019,677      5,250,711
                                     ==========      ==========      ==========     ==========


  Net income (loss)                   $ (80,456)      $ 316,179      $ (458,601)    $  383,394
                                     ==========      ==========      ==========     ==========

  Net income (loss) per common
    Share                            $     (.02)     $     .06       $     (.09)    $      .07
                                     ==========      =========       ==========     ==========


#The  stock  options  for  1999  have  not  been   included   because  they  are
antidilutive.

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